EXHIBIT 11

                             INTERSTATE BAKERIES CORPORATION
                  SCHEDULE REGARDING COMPUTATION OF PER SHARE EARNINGS
                              (000's EXCEPT PER SHARE DATA)

                                                 Sixteen Weeks Ended        Forty Weeks Ended
                                                ---------------------     ---------------------
                                                 March 6,    March 7,      March 6,    March 7,
                                                   1999        1998          1999        1998
                                                ---------   ---------     ---------   ---------

Net income                                      $ 29,583    $ 29,871      $ 96,181    $ 93,998
                                                ========    ========      ========    ========

Basic weighted average common shares
 outstanding                                      71,468      73,349        72,002      73,665
Effect of dilutive stock compensation                703       1,418           933       1,389
                                                --------    --------      --------    --------
Diluted weighted average common
 shares outstanding                               72,171      74,767        72,935      75,054
                                                ========    ========      ========    ========

Earnings per share:
  Basic                                         $    .41    $    .41      $   1.34    $   1.28
                                                ========    ========      ========    ========
  Diluted                                       $    .41    $    .40      $   1.32    $   1.25
                                                ========    ========      ========    ========
